Exhibit 4.10

SECOND SUPPLEMENTAL WARRANT AGREEMENT

SECOND SUPPLEMENTAL WARRANT AGREEMENT (this “Supplemental Warrant Agreement”) dated as of December 11, 2007, between Virgin Media Inc., a Delaware corporation formerly known as NTL Incorporated (the “Company”), and The Bank of New York, a New York Mellon banking corporation, as Warrant Agent (the “Warrant Agent”) (collectively, the “Parties”).

WHEREAS, the Company and Continental Stock Transfer & Trust Company, as predecessor warrant agent, entered into a Series A Warrant Agreement dated as of January 10, 2003, which was amended by a First Supplemental Warrant Agreement between the Company and the Warrant Agent dated as of March 3, 2006 (the “Warrant Agreement”), providing for the issuance of a maximum of 12,500,000 warrants (the “Warrants”) to purchase shares of common stock of the Company;

WHEREAS, NASDAQ Global Select Market’s listing standards require, with effect from January 1, 2008, that all listed securities be eligible for participation in the Direct Registration System (“DRS”), a facility currently administered by The Depository Trust Company;

WHEREAS, the Warrants are not presently DRS-eligible, and this Supplemental Warrant Agreement is required in order for the Warrants to become DRS-eligible; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Warrant Agreement a valid legal instrument binding upon the Parties in accordance with its terms have been performed and fulfilled by the applicable parties hereto, and the execution and delivery hereof have been in all respects duly authorized by the applicable parties hereto;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party agrees, for the benefit of the others and for the equal and ratable benefit of the holders of the Warrants as follows:

Section 1. Definitions. For all purposes of this Supplemental Warrant Agreement, except as otherwise herein expressly provided or unless the context otherwise requires, the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Warrant Agreement.

Section 2. Effect of Supplemental Warrant Agreement. Upon the execution and delivery of this Supplemental Warrant Agreement by the Parties, the Warrant Agreement shall be supplemented in accordance herewith, and this Supplemental Warrant Agreement shall form a part of the Warrant Agreement for all purposes, and every holder of a Warrant heretofore or hereafter countersigned and delivered under the Warrant Agreement shall be bound hereby.

Section 3. Warrant Agreement Remains in Full Force and Effect. Except as expressly amended and supplemented hereby, the Warrant Agreement is in all respects ratified and confirmed and all terms, conditions and provisions of the Warrant Agreement shall remain in full force and effect.

Section 4. Warrant Agreement and Supplemental Warrant Agreement Construed Together. This Supplemental Warrant Agreement is a warrant agreement supplemental to and in implementation of the Warrant Agreement, and the Warrant Agreement and this Supplemental Warrant Agreement shall be read and construed together.

Section 5. Successors. All the covenants and provisions of this Supplemental Warrant Agreement by or for the benefit of the Parties shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 6. Governing Law; Jurisdiction. This Supplemental Warrant Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the internal laws of said state. The Parties irrevocably consent to the jurisdiction of the courts of the state of New York and any federal court located in such state in connection with any action, suit or proceeding arising out of or relating to this Supplemental Warrant Agreement. Each of the Parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

Section 7. Benefits of Supplemental Warrant Agreement. Nothing in this Supplemental Warrant Agreement shall be construed to give to any person other than the Parties and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Supplemental Warrant Agreement; but this Supplemental Warrant Agreement shall be for the sole and exclusive benefit of the Parties and the registered holders of the Warrant Certificates.

Section 8. Counterparts. This Supplemental Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 9. Certain Duties and Responsibilities of Warrant Agent. In entering into this Supplemental Warrant Agreement, the Warrant Agent shall be entitled to the benefit of every provision of the Warrant Agreement relating to the conduct or affecting the liability of or affording protection to the Warrant Agent, whether or not elsewhere herein so provided. The Warrant Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Warrant Agreement.

Section 10. Amendment to the Warrant Agreement

(a)                   Section 2 of the Warrant Agreement is hereby amended in its entirety to read as follows:

“Form of Warrants.  Warrants may be issued in either certificated or uncertificated form. In the case of Warrants issued in certificated form, the certificates evidencing the Warrants shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto (“Warrant Certificates”) and may have such letters, numbers, or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (with execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Warrant Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any exchange, inter-dealer quotation system or regulated quotation service on which the Warrants may be listed or quoted, as the case may be. Warrants issued in uncertificated form shall be eligible for inclusion in the Direct Registration System, a facility currently administered by The Depository Trust Company. The Company shall take any necessary steps to give effect to the immediately preceding sentence.”

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Warrant Agreement to be duly executed as of the date first written above.

VIRGIN MEDIA INC.

By:	/s/ Bryan Hall
	Name:	Bryan Hall
	Title:	Secretary

THE BANK OF NEW YORK MELLON
as Warrant Agent

By:	/s/ Kerri Shenkin
	Name:	Kerri Shenkin
	Title:	Assistant Vice President